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Current Board Provides Specifics on Strategy
to Enhance Stockholder Value;
Myers Asks Stockholders to “Trust Me” With His Vague Plan —
Choice is Clear
Sign and return your White Card supporting SM&A’s Board.
May 8, 2008
To Our Stockholders:
     This week saw the latest in a series of disingenuous statements from former CEO Steven Myers about your company. It comes amid our ongoing efforts to transition to a well-positioned, profit-driven company focused on enhancing stockholder value from a tactically driven company that for years enriched its CEO while producing inadequate results for its stockholder and employees.
     Today when we release our first-quarter earnings, we are prepared to provide you with more specific details of our strategic plan.
•	The plan is designed to—and we are confident will—enhance stockholder value. Financial targets which this plan supports have already been established and were previously disclosed in our 2008 Proxy Statement.

•	We believe our investors will have the same reaction to this plan that our employees did when it was presented at an off-site conference in March. They fully embraced it. When presented, it was met with a two-minute standing ovation.

•	As we will detail in our discussions, this strategy has already produced positive results.
     Myers has been quick to criticize our comprehensive strategic plan without even knowing, understanding or asking about the details. He has been away from the company for more than one year and is no longer intimately familiar with the competitive focus under which we operate, as it has evolved substantially. You would think a major stockholder would at least want to understand the facts before criticizing and disparaging the plans of your board and leadership team.

     But then, this behavior is not new for Myers — at least during this proxy contest. He has shown a propensity for not letting the facts get in his way — either in his criticism of your board and leadership team or of his own past performance. Rather than own up to the problems that were created under his watch, he would prefer to have you ignore his past performance and instead ask you to believe his vague promises of cost reductions, management assessments/changes and operational changes.
     It doesn’t matter to Myers that your board and management were saddled with problems created during his tenure. Myers says things will be different now — “trust me”. Your board, our leadership team and our employees have heard this before. We know Myers and his leadership style well: his lack of strategic direction and the self-serving activities which facilitated his departure significantly harmed this company. We strongly believe that, based on his past performance and the limited details of his ambiguous plans, his taking control of the board would be damaging to the company and stockholder value again. We also strongly believe that Myers’ return would trigger a loss of customers and that employee departures would rise again, thereby nullifying our efforts over the past six months to solidify both our customer and employee base.
     As we brief our strategic plan today, we fully expect Myers to criticize it again — no matter what it says. After all, he has a vested interest in doing so. To acknowledge its potential for enhancing stockholder value would get in the way of his effort to take control of the company.
     We would ask that you judge for yourself. The webcast of our earnings call will begin at 1:30 p.m. PDT today (Thursday, May 8, 2008), accessible at www.smawins.com by clicking on the investor relations tab and selecting the webcast link. A replay of the conference call will be available at www.smawins.com or by dialing 800-405-2236 or 303-590-3000, reference access code 11113199#.
     After you hear what we have to say, we would then ask you to compare our strategy to Myers’ “approach.” Some of his approach has already been instituted, some of it in our opinion is unnecessary and some is already included and implemented in our plan. Myer’s should provide answers to the following:
■	Myers claims he will raise the stock price, but won’t say how. Why didn’t he raise the stock price when he was here? What happened in 2004, 2005 and 2006?

■	He conveniently ignores industry, economic and current market conditions that have hurt all companies, yours included.

■	He also won’t, or can’t, reconcile his promise of a higher stock price with his long history of disastrous share price performances, including overseeing a plunge from more than $32 a share to 62 cents that led to a de-listing of the company.

■	Myers continues to conveniently ignore the legacy of problems with which he saddled the company and which were inherited by the current new management team. Instead, he blames the current board and new management for the consequences of those problems without acknowledging the time needed to take corrective action.

■	Myers has yet to explain how he can override unambiguous accounting rules to change the treatment of an acquisition he approved.

■	Myers has yet to reconcile his long history of profligate spending on his own salary and flying jets through a company he co-owned with his sudden, new-found desire to contain costs.

■	If Myers’ effort is not a de facto takeover effort so he can run the company again, why does he take an uncompromising, all-or-nothing position in which he will only be satisfied when he and all three of his friends replace four highly qualified, independent directors? Is there any serious doubt that it is Myers who wants to again run your company?
     Make no mistake: this is a de facto takeover attempt by Myers to return SM&A to a past that was much better for him, but not all stockholders.
     Myers is telling you what he thinks you want to hear, not what he can or will do. Unlike Myers, your board recognizes there are no short cuts to better revenue, improved earnings, a higher stock price and, eventually, long-term stockholder value. It takes hard work.
     We believe our stock has been hurt by a number of factors, including the soft economy and continued stock market volatility that has punished small companies such as yours. In addition, we continue to deal with problems that had their origins in the Myers era and which affected guidance—among them the PPI accounting treatment, account executive turnover and a softened pipeline. Nonetheless, we are putting in the time and sacrifices necessary to fix the Myers legacy problems. With our strategic plan, we are well on our way.
     Lastly, from the feedback we are receiving from some of our stockholders it is clear that Myers is grossly misrepresenting the facts to suit his position. To name a few such instances, he has mischaracterized factors which created turnover in 2007, his ability to re-hire people who have resigned, the continual quality of our offering — our win rate in 2007 was the best it was in years — and how others have committed to vote. This is his style—don’t let him fool you or charm you into thinking he can magically save the day. If he had that capability, he should have put it to work for stockholders while he was still here.

     We urge you to get the facts. Don’t rely on inaccurate, unsubstantiated statements from Myers. They not only are materially incorrect, they do a disservice to stockholders, our employees and our clients.
     Knowing all of this, we ask stockholders to consider the statement they are sending to SM&A employees about what is important to stockholders when they cast their vote.
Sincerely,
Dwight L. Hanger
Chairman of the Board
We urge you to Vote your White Proxy Card today to
re-elect your current Board and
empower them to continue to guide SM&A to future success.
     The Stockholder meeting will be on Friday, May 23, 2008 with stockholders of record as of April 9, 2008 eligible to vote.
If you have any questions or need assistance in voting, contact
MacKenzie Partners, Inc.
Toll-Free: (800) 322-2885
winsproxy@mackenziepartners.com
Please discard and do not sign any gold proxy cards sent to you by Myers.

About SM&A
SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PLAN for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won. Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services. From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.
All stockholders of SM&A are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by SM&A for use at the 2008 annual meeting of stockholders of SM&A. They contain important information regarding the election of directors and other matters. The definitive proxy statement and form of proxy have been mailed to stockholders of record of SM&A along with other relevant documents. They are available at no charge on the SEC’s website at http://www.sec.gov In addition, SM&A will provide copies of the definitive proxy statement without charge upon request.
Some statements made in this news release refer to future actions, strategies, or results that involve a number of risks and uncertainties. Any number of factors could cause actual results to differ materially from expectations, including a shift in demand for SM&A’s Competition Management and Program services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2007. Actual results may differ materially from those expressed or implied. The company does not undertake any duty to update forward-looking statements.
Media Contact:
Mike Sitrick
Jim Bates
Sitrick and Company
310-788-2850
Investor Contact:
Amy Bilbija
Senior Vice President
MacKenzie Partners
650-798-5206
Jim Eckstaedt
Executive Vice President and Chief Financial Officer
SM&A
949-975-1550 ext 296
SOURCE: SM&A